 GLOBALSTAR ANNOUNCES 2019 FOURTH QUARTER AND ANNUAL RESULTS

Covington, LA (February 27, 2020) - Globalstar, Inc. (NYSE American: GSAT) today announced financial and operating results for the fourth quarter and year ended December 31, 2019.

Dave Kagan, Chief Executive Officer of Globalstar, commented, "In November, we successfully refinanced our capital structure when we executed an amendment of our existing senior secured credit facility and raised a new second lien term loan facility led by Thermo and Echostar. This transaction significantly improved our balance sheet, provided us with extended runway and maintained the favorable interest rates of our existing credit facility. Our capital structure now positions us well to execute our plan for value creation from our spectrum and satellite assets."
Mr. Kagan continued, "As our 2019 financial performance reflects, we continue to capitalize on the IoT growth opportunities in front of us, with a 26% increase in Commercial IoT service revenue over 2018 as both subscriber count and average pricing increased. We have focused our product development efforts around Commercial IoT devices, particularly modules that can be integrated into the products of our partners, which should broaden our current reach. These modules offer enhanced functionality in a very small form factor and competitive price point, which we think will be attractive to those needing data reporting capabilities in remote or harsh environments. Outside of Commercial IoT, 2019 was a transitional year in many respects. We believe we are back on the right track with the updates that we made to our consumer products based on the positive trajectory of SPOT subscriber additions following the release of SPOT X ® with Bluetooth® technology late in the third quarter. We also have received positive customer responses to our most recently launched Duplex product, Sat-Fi2® RAS. In the last 12 months, we have made many critical decisions, from how best to improve our capital structure to determining appropriate consumer service pricing. All of these decisions are founded on positioning Globalstar for growth, and we have the team, products and network advantages to be successful.”
Jay Monroe, Executive Chairman of Globalstar, added, "Since our last business update call, we have made progress on terrestrial spectrum by cultivating the asset, adding to our roster of potential ecosystem partners and advancing our international regulatory efforts. After the initial 3GPP approval in late 2018, Jarvinian Advisors and the spectrum team have continued to make additional progress at 3GPP with respect to 5G and carrier aggregation specifications which will further align the capabilities of the band with what is required from the equipment ecosystem and potential partners. We expect both the 5G variant of Band 53 and carrier aggregation to be completed by the 3rd quarter 2020. It’s a complicated time in the wireless industry with the variables of C-band, CBRS and the recently approved T-Mobile and Sprint merger; however, our S-band provides a clear and understandable resource in an industry experiencing so much uncertainty. We are eager to conclude our 3GPP efforts so that our spectrum can be a part of new network builds in 5G. While this effort is underway, we are actively working on potential private LTE deployments that can serve as the proving grounds for our commercial efforts with the potential to produce meaningful revenue."

Mr. Monroe continued, “As evidenced by Thermo’s additional investment in the new second lien, open market stock purchases and conversion of our 2009 loan into stock at a price well above the current market price, my confidence in the value of our spectrum and satellite business remains high. Our spectrum strategy has been consistent, and we will continue to increase the marketability of the spectrum through both international regulatory successes and 3GPP standardization. We are driving the ecosystem to have more infrastructure and industrial devices working on Band 53 and are actively pursuing a variety of deployments with partners like Nokia, Airspan and Airwavz. We are working through product certifications for the first deployments with these partners to meet their customer needs across industries including utilities, transportation systems, ports, in-building wholesale networks, in-building and on-campus private LTE networks and fixed and mobile wireless services, among others. While I am eager to see that first dollar come in from use of our spectrum, I am encouraged by the progress we have made and confident in our strategy. We are closer than ever to realizing our long-held belief that 5G networks will require greater density thus leading to increased small cell deployments where our spectrum is well-suited. We are also closer than ever to realizing the potential for a single company to have an internationally harmonized spectrum band. Our regulatory efforts in major countries continue to ramp up. However, from a broader investment perspective, Thermo does not deploy capital in Globalstar only for the spectrum potential. I believe significant untapped value exists in the satellite network. The continued shift towards IoT is the right move not only from a competitive perspective but also because it is a large and growing market where the longer-term value of acquiring a customer should be very attractive due to low churn. I applaud the team’s efforts on the new IoT module. The initial feedback has been very constructive."

Howard Trott, CEO of Recon Dynamics, said, “Globalstar’s new IoT board significantly expands the strength of our operational intelligence platform, helping customers gain critical insight needed to drive productivity and efficiency regardless of geography.” Recon expects to be shipping products leveraging this connectivity in 2020.

Mr. Monroe continued, "The Company also continues to expand its consumer efforts and expects to soon begin cross selling products in the auto market, an opportunity which started as an IoT application but is now expanding to utilize other Globalstar services. Globalstar’s satellite network represents a large in-space resource and getting more and more IoT services to go over that network will drive free cash flow. Finally, the Company is committed to conveying the most fulsome information to our investor base and doing so in a cadence that matches fundamental developments rather than following a strict quarterly schedule. Going forward we believe that our investors would be best informed of significant business developments through comprehensive press releases, such as this earnings release, and periodic business update calls and investor events when appropriate.”

FOURTH QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the fourth quarter of 2019 was essentially flat from the fourth quarter of 2018 due to an increase in subscriber equipment sales offset by a decrease in service revenue.

Service revenue decreased $0.8 million, or 3%, in the fourth quarter of 2019 compared to the fourth quarter of 2018. This decrease was primarily driven by fewer Duplex subscribers as churn was greater than gross additions during the last twelve months. Although churn was generally consistent with average historical levels, gross additions were lower than the previous twelve-month period due to fewer equipment sales. We have various initiatives underway to drive higher Duplex activations. We released an improved Sat-Fi2® device during September 2019 and a derivative product, the Sat-Fi2® Remote Antenna Station, during October 2019 in response to customer demand and to expand the use cases for the Sat-Fi2® device. Further development efforts are underway to launch additional derivatives of this device. SPOT service revenue was down slightly from the fourth quarter of 2018. This decrease was due particularly to a 5% decline in average subscribers, even though the majority of the churn was involuntary as we deactivated nearly 10,000 non-revenue-generating subscribers in Latin America. Excluding this involuntary churn, SPOT subscribers at the end of 2019 would have been in line with the end of 2018. Offsetting the decline in Duplex service revenue was a 22% increase in Commercial IoT service revenue. This increase was driven by growth in our average Commercial IoT subscriber base of 12% and higher ARPU of 9%. The higher subscriber count resulted from Commercial IoT equipment sales during the last twelve months, primarily of our SmartOne family of products led by our SmartOne SolarTM which launched in 2018. The SmartOne SolarTM is a solar-powered IoT asset tracking device (with ATEX and intrinsically safe certifications), proving to be a cost-effective, low power and secure monitoring solution for a variety of security applications.

Subscriber equipment sales revenue increased $0.7 million, or 14%, in the fourth quarter of 2019 compared to the fourth quarter of 2018. As previously mentioned, this growth was due almost entirely to sales of Commercial IoT devices, including particularly our SmartOne SolarTM device, which contributed $1.0 million to the increase. Revenue generated from Duplex and SPOT equipment sales were flat quarter over quarter.

Loss from Operations

Loss from operations decreased $1.4 million, or 7%, to $17.1 million in the fourth quarter of 2019. This decrease was due primarily to a decrease in operating expenses resulting from lower MG&A expenses and cost of services, offset partially by higher cost of subscriber equipment sales and asset impairment charges of $1.5 million recorded during 2019. The $3.5 million decrease in MG&A expenses was due primarily to the timing of costs incurred (and the recovery of those costs) to defend the securities claim that was settled during the fourth quarter of 2018. These costs did not recur in the fourth quarter of 2019; additionally, we received an insurance recovery during the fourth quarter of 2019 of $1.7 million, which further reduced expenses. The asset impairment charges were due primarily to a $1.1 million write-down in the carrying value of our former gateway site in Nicaragua, which was classified as held for sale as of December 31, 2019.

Net Loss

Net loss was $37.7 million for the fourth quarter of 2019 compared to $96.5 million for the fourth quarter of 2018. This decrease resulted primarily from the change in non-cash derivative valuation adjustments during the respective quarters, which contributed $67.6 million to the decrease in net loss. This fluctuation resulted primarily from changes in certain valuation inputs, including stock price, stock price volatility and the remaining estimated term of the instruments. Partially offsetting this decrease was higher interest expense due primarily to lower capitalized interest, higher average interest rates in place during 2019 and higher amortization of deferred financing costs. In connection with the refinancing in November 2019, which included a partial paydown of our senior credit facility, we wrote off a proportional amount of the remaining deferred financing costs associated with that debt.

Adjusted EBITDA

Adjusted EBITDA for the quarter ended December 31, 2019 increased slightly to $9.8 million as compared to the prior year's fourth quarter. This increase was due to higher revenue of $0.2 million offset partially by a $0.1 million increase in operating expenses (both excluding EBITDA adjustments for non-cash or non-recurring items). The increase in operating expenses during the fourth quarter of 2019 resulted primarily from higher cost of subscriber equipment sales in line with the higher volume of hardware sales, offset partially by a decrease in cost of services due in part to lower ground network support costs.

ANNUAL FINANCIAL REVIEW

Revenue

During the twelve months ended December 31, 2019, total revenue increased $1.6 million to $131.7 million from $130.1 million in 2018. This increase was impacted by an out-of-period adjustment of $3.9 million during the third quarter of 2019 related to a change in the calculation of the estimated impact from the initial adoption of ASC 606. Excluding this adjustment, total revenue decreased $2.3 million from 2018. This decrease was due primarily to a $1.6 million decrease in service revenue, driven by fewer Duplex subscribers and lower revenue recognized from government contracts. Also contributing to the decrease in service revenue was a 3% decline in average SPOT subscribers; approximately 10,000 subscribers were involuntarily deactivated during 2019 as they were non-revenue-generating. Excluding this involuntary churn, SPOT subscribers at the end of 2019 would have been higher than at the end of 2018. These items were offset by an increase in Duplex ARPU as well as significant growth in our Commercial IoT business, including subscribers, ARPU and hardware sales. Total revenue generated from subscriber equipment sales decreased $0.7 million, which resulted primarily from lower volume and pricing of Duplex and SPOT units sold.

Loss from Operations

Loss from operations increased $16.7 million, or 35%, during 2019 due to an $18.3 million increase in operating expenses, offset partially by a $1.6 million increase in total revenue. The increase in operating expenses was due primarily to the $20.5 million reversal of a contract termination charge during 2018. An increase in depreciation as well as asset impairment charges recorded during 2019 also increased operating expenses. The increase in depreciation expense was due to a full year of depreciation of the second-generation ground infrastructure assets placed into service during mid-2018. Offsetting these increases was a decrease in MG&A driven primarily by the costs incurred to support our efforts associated with the proposed merger and associated litigation during 2018, which did not recur at the same level in 2019.

Net Income (Loss)

Net income was $15.3 million for 2019 compared to net loss of $6.5 million for 2018. This fluctuation is due primarily to non-cash items, including a $64.0 million increase in derivative gains, offset partially by an $18.9 million increase in net interest expense and an $18.2 million increase in operating expenses (as previously discussed). The anticipated conversion of the Thermo loan agreement during the first quarter of 2020 was the primary driver of the higher derivative gain during 2019 as the value to the holder of the conversion feature within the loan agreement is lower. The increase in interest expense was driven primarily by lower capitalized interest of $6.6 million (which increases interest expense) and an increase in interest costs of $12.5 million due to a higher average cost of debt during 2019 compared to the prior year as well as the write-off of a portion of the deferred financing costs related to our senior credit facility following the partial paydown of that debt in November 2019.

Adjusted EBITDA

Adjusted EBITDA decreased by 7% to $37.8 million in 2019 due primarily to a $1.9 million decrease in total revenue (for reasons previously discussed) and a $0.9 million increase in operating expenses (both excluding EBITDA adjustments for non-cash or non-recurring items). The increase in operating expenses during 2019 resulted primarily from $1.2 million in costs related to tariffs on nearly all of our Chinese-manufactured products sold since July 2018. The recognition of these costs followed an unfavorable ruling received from U.S. Customs in October 2019. We are pursuing options to mitigate the impact of these tariffs, including negotiating lower costs from our primary manufacturer and suppliers.

CONFERENCE CALL
The Company will conduct an investor conference call on February 27, 2020 at 5:00 p.m. ET to discuss its fourth quarter and annual 2019 financial results. Dave Kagan and Rebecca Clary will be joined by John Dooley, who will participate to answer any terrestrial spectrum related questions.

Details are as follows:
Conference Call:
5:00 p.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/corporate. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (888) 771-4371 (US and Canada), 1 (847) 585-4405 (International) and use the participant pass code 49428597.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on February 27, 2020. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4942 8597#.

Investor Contact Information:
Denise Davila
Email: investorrelations@globalstar.com

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring, M2M and IoT applications. The Company's products include mobile and fixed satellite telephones, satellite Wi-Fi hotspots, Commercial IoT and Duplex satellite data modems, and tracking devices.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue:
Service revenue	$26,415	$27,186	$113,386	$111,089
Subscriber equipment sales	5,420	4,760	18,332	19,024
Total revenue	31,835	31,946	131,718	130,113
Operating expenses:
Cost of services (exclusive of depreciation, amortization and accretion shown separately below)	8,992	9,664	37,456	37,648
Cost of subscriber equipment sales	4,554	3,673	15,763	14,441
Cost of subscriber equipment sales - reduction in the value of inventory	416	—	416	—
Marketing, general and administrative	9,710	13,163	45,233	55,443
Reduction in the value of long-lived assets	1,124	—	1,124	—
Revision to contract termination charge	—	—	—	(20,478)
Depreciation, amortization and accretion	24,093	23,853	95,772	90,438
Total operating expenses	48,889	50,353	195,764	177,492
Loss from operations	(17,054)	(18,407)	(64,046)	(47,379)
Other income (expense):
Interest income and expense, net of amounts capitalized	(22,315)	(12,596)	(62,464)	(43,612)
Derivative gain (loss)	2,793	(64,824)	145,073	81,120
Gain on legal settlement	—	—	120	6,779
Other	(750)	(617)	(2,814)	(3,299)
Total other income (expense)	(20,272)	(78,037)	79,915	40,988
Income (loss) per common share:	(37,326)	(96,444)	15,869	(6,391)
Income tax expense	421	9	545	125
Net income (loss)	$(37,747)	$(96,453)	$15,324	$(6,516)

Income (loss) per common share:
Basic	$(0.03)	$(0.07)	$0.01	$(0.01)
Diluted	(0.03)	(0.07)	(0.07)	(0.01)

Weighted-average shares outstanding:
Basic	1,452,614	1,287,742	1,450,768	1,269,548
Diluted	1,452,614	1,287,742	1,655,191	1,269,548

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	$(37,747)	$(96,453)	$15,324	$(6,516)

Interest income and expense, net	22,315	12,596	62,464	43,612
Derivative (gain) loss	(2,793)	64,824	(145,073)	(81,120)
Income tax expense	421	9	545	125
Depreciation, amortization, and accretion	24,093	23,853	95,772	90,438
EBITDA	6,289	4,829	29,032	46,539

Non-cash reduction in the value of inventory	416	—	416	—
Non-cash reduction in the value of long-lived assets	1,124	—	1,124	—
Non-cash compensation	1,595	2,811	6,162	7,373
Foreign exchange and other	(702)	564	690	3,067
Debt refinancing third party fees	2,451	—	5,232	—
Non-cash adjustment to international operations	334	—	927	—
Merger and shareholder litigation costs (recovery)	(1,709)	1,500	(1,820)	10,831
Gain on legal settlement	—	—	(120)	(6,779)
Revision to contract termination charge	—	—	—	(20,478)
Change to estimated impact upon adoption of ASC 606	—	—	(3,885)	—
Adjusted EBITDA (1)	$9,798	$9,704	$37,758	$40,553

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2019		2018		2019		2018
	Service	Equipment	Service	Equipment	Service	Equipment	Service	Equipment
Revenue
Duplex(2)	$9,414	$419	$10,093	$403	$39,794	$1,325	$41,223	$2,021
SPOT	12,265	1,960	12,576	1,970	50,461	7,617	52,363	8,425
Commercial IoT	4,395	3,074	3,612	2,377	16,972	9,300	13,459	8,444
IGO	13	—	250	—	497	—	932	—
Other	328	(33)	655	10	1,777	90	3,112	134
	$26,415	$5,420	$27,186	$4,760	$109,501	$18,332	$111,089	$19,024

Average Subscribers
Duplex	54,352		62,999		56,856		65,501
SPOT	275,629		290,461		281,584		291,289
Commercial IoT	417,818		372,658		399,960		354,678
IGO	26,072		26,816		26,553		31,537

ARPU (1)
Duplex(2)	$57.74		$53.40		$58.33		$52.45
SPOT	14.83		14.43		14.93		14.98
Commercial IoT	3.51		3.23		3.54		3.16
IGO	0.17		3.11		1.56		2.46

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(2)
We recorded an out-of-period adjustment of $3.9 million during the third quarter of 2019 as a result of a change in the estimated impact of the adoption of ASC 606 on January 1, 2018. This adjustment, which increased Duplex service revenue, is excluded from service revenue and ARPU in the table above.